Exhibit   10.12

AMENDMENT NO. 2
TO
1992 STOCK PURCHASE AND OPTION PLAN
DATED MAY 11, 2005

The PRIMEDIA Inc. 1992 Stock Purchase and Option Plan (the “Plan”) is hereby amended as follows:

(1)          By amending the last sentence of clause (b) of Section 5 to read as follows:

“In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5 (b), (i) may not be exercised more than 20 years after the date it is granted and (ii) may not have an exercise price less than 50% of the Fair Market Value of Common Stock on the date it is granted”.

(2)          By amending the first sentence of clause (a) of Section 6 to read as follows:

(a) Subject to Paragraph 4, the number of shares available for grants under the Plan shall be 45 million shares of Common Stock, reduced by the sum of the aggregate amount of shares issued upon a Grant or become subject to an Outstanding Grant.

(3)          By amending Section 13 to read as follows:

13.  Termination Date

The Plan shall terminate March 9, 2015, subject to earlier termination by the Board of Directors pursuant to Paragraph 10.